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                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            DURCO INTERNATIONAL INC.
                                     UNDER
                  SECTION 805 OF THE BUSINESS CORPORATION LAW


         Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, William M. Jordan, President, and Ronald F. Shuff, Secretary, of DURCO INTERNATIONAL INC., a New York corporation (the "Corporation"), do hereby certify as follows:

         FIRST: The name of the corporation is Durco International Inc. The name under which the corporation was formed was Duriron Castings Company.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on May 1, 1912.

         THIRD: The amendments to the Certificate of Incorporation affected by this Certificate are as follows:

                           Article FIRST of the Certificate of Incorporation is
                  hereby amended by deleting Article FIRST and by replacing such article with the following:

                           "FIRST: The name of the corporation is Flowserve
                  Corporation."

                           Article THIRD of the Certificate of Incorporation is
                  hereby amended by deleting the first sentence of Article THIRD and by replacing such deleted sentence with the following sentence:

                           "THIRD: The aggregate number of shares which the
                  corporation shall have authority to issue is 121,000,000, of which 1,000,000 shares, of the par value, of $1.00 each, shall be Preferred Stock and 120,000,000 shares, of the par value of $1.25 each, shall be Common Stock."


                  FOURTH: No change in the number of outstanding shares of Common Stock or Preferred Stock of the Corporation resulted from the above amendment to Article THIRD. However, as the result of such amendment, the total number of authorized shares of the Corporation is increased from 61,000,000 to 121,000,000 with the number of shares of Preferred Stock, of the par value of $1.00 each, being




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         unchanged from 1,000,000 shares and the number of shares of Common
         Stock, of the par value of $1.25 each, being increased from 60,000,000 to 120,000,000 shares.

                  FIFTH, the foregoing amendment to the Certificate of Incorporation was authorized by the unanimous vote of the Directors present at a meeting of the Board of Directors duly convened and held on May 5, 1997, and such amendment was thereafter approved by an affirmative vote of a majority of all the outstanding shares of the Common Stock at a Special Meeting of Shareholders of the Corporation held on July 22, 1997.

                  IN WITNESS WHEREOF, we hereunto sign our respective names and affirm that the statements made herein are true under penalties of perjury, this 22nd day of July, 1997.



                                   /s/ William M. Jordan
                                   -----------------------------
                                   William M. Jordan,
                                   President


                                   /s/ Ronald F. Shuff
                                   -----------------------------
                                   Ronald F. Shuff
                                   Secretary